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                                                                     EXHIBIT 5.1

                              OPINION OF COUNSEL

October 2, 2000
Mercury Interactive Corporation
1325 Borregas Avenue
Sunnyvale, California 94089

         Re: Registration Statement on Form S-8
Ladies and Gentlemen:

     We have examined the Registration  Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 2, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 2,000,000 shares of your Common Stock (the "Shares") reserved for issuance under the 2000 Supplemental Stock Option Plan (the "Plan"). As legal counsel for Mercury Interactive Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

     It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreement which accompanies each grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                   Very truly yours,

                                   GENERAL COUNSEL ASSOCIATES LLP

                                   /s/ General Counsel Associates LLP